PART II
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Item 8. EXHIBITS
Item 9. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX
EX-4(A) 2003 DIRECTORS EQUITY INCENTIVE PLAN
EX-4(B) RESTRICTED STOCK AWARD AGREEMENT
EX-5 OPINION OF BAKER & HOSTETLER
EX-23(A) CONSENT OF PWC
EX-24(A) POWER OF ATTORNEY
EX-24(B) CERTIFIED COPY OF RESOLUTIONS

As filed with the Securities and Exchange Commission on April 21, 2003

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation or organization)	34-0963169 (I.R.S. Employer Identification Number)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143
(Address of Principal Executive Offices) (Zip Code)

THE PROGRESSIVE CORPORATION 2003 DIRECTORS EQUITY INCENTIVE PLAN

(Full title of the plan)

Charles E. Jarrett, Secretary
The Progressive Corporation
300 North Commons Boulevard
Mayfield Village, Ohio 44143
(Name and address of agent for service)

(216) 461-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price per	aggregate offering	Amount of
to be registered	registered1	share2	price2	registration fee

Common Shares,	350,000	$64.845	$22,695,750	$1,836.09
$1.00 par value

     1 Pursuant to Rule 416(a), the amount of securities registered under this Registration Statement shall include an indeterminate number of additional Common Shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the anti-dilution provisions of the Plan.

     2 The registration fee has been calculated pursuant to Rules 457(c) and (h) based on the average of the high and low prices of such Common Shares reported in the NYSE consolidated reporting system on April 15, 2003.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, are incorporated into this Registration Statement by reference:

(1)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

(2)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) since the end of the fiscal year covered by the report referred to in (1) above; and

(3)	The description of the Common Shares contained in the Registrant’s Registration Statement filed on Form 10 under the 1934 Act on file with the Commission and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold, or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VI of the Code of Regulations of the Registrant provides for indemnification of any current or former director, officer or employee in certain instances, as permitted under Section 1701.13(E) of the Ohio Revised Code, against expenses, judgments, decrees, fines, penalties or amounts paid in settlement in connection with the defense of any past, pending or threatened action, suit or proceeding, criminal or civil, to which he or she was, is or may be a party by reason of his or her status as such director, officer or employee.

     A current or former director, officer or employee is entitled to indemnification if he or she is successful on the merits or otherwise in the defense of any such action, suit or proceeding or if a determination is made pursuant to Article VI of the Code of Regulations (1) by the directors of the Registrant acting at a meeting at which a quorum consisting of directors who neither were nor are parties to or threatened with any such action, suit or proceeding is present or (2) by the shareholders of the Registrant at a meeting held for such purpose by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the Registrant on such proposal or without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of the Registrant on such proposal, that such director, officer or employee (a) was not, and has not been adjudicated to have been, negligent or guilty of misconduct in the performance of his or her duty to the Registrant, (b) acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Registrant and (c) in any matter which is the subject of a criminal action, suit or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     The expenses of each director, officer or employee incurred in defending any such action, suit or proceeding, whether threatened or actual, may be paid by the Registrant as they are incurred in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such expenses unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

     Additionally, Section 1701.13(E)(5)(a) of the Ohio Revised Code provides that, unless prohibited by specific reference in a corporation’s articles of incorporation or code of regulations (which prohibition is not contained in the Registrant’s Articles of Incorporation or Code of Regulations), a corporation shall pay a director’s expenses, including attorneys’ fees, as such expenses are incurred, in defending an action, suit or proceeding brought against a director in such capacity, whether such action, suit or proceeding is brought by a third party or by or in the right of the corporation, provided the director delivers to the corporation an undertaking to (a) repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act was undertaken with deliberate intent to injure the corporation or with reckless disregard for the best interests of the corporation and (b) reasonably cooperate with the corporation in such action, suit or proceeding.

     Section 1701.13(E)(7) of the Ohio Revised Code provides that a corporation may purchase insurance or furnish similar protection for any director, officer or employee against any liability asserted against him or her in any such capacity, whether or not the corporation would have power to indemnify him or her under Ohio law. Such insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

     The Registrant maintains directors and officers liability insurance in the amount of $25,000,000 under a policy issued by an unaffiliated insurance company. The risks covered by such policy include certain liabilities under the securities laws.

Item 8. EXHIBITS

4(a)	The Progressive Corporation 2003 Directors Equity Incentive Plan

4(b)	Form of Restricted Stock Award Agreement

4(c)	Amended Articles of Incorporation, as amended, of the Registrant

4(d)	Code of Regulations of the Registrant

5	Opinion of Baker & Hostetler LLP

23(a)	Consent of PricewaterhouseCoopers L.L.P., Independent Accountants

23(b)	Consent of Baker & Hostetler LLP (included in Exhibit 5)

24(a)	Powers of Attorney

24(b)	Resolutions of the Board of Directors of the Registrant as to Power of Attorney, certified by Secretary of the Registrant

Item 9. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mayfield Village, Ohio, on April 21, 2003.

THE PROGRESSIVE CORPORATION

By: /s/ Charles E. Jarrett Charles E. Jarrett, Secretary

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 21, 2003.

Signature	Title

* Peter B. Lewis	Director and Chairman of the Board

/s/ Glenn M. Renwick Glenn M. Renwick	Director, President and Chief Executive Officer

/s/ W. Thomas Forrester W. Thomas Forrester	Vice President and Chief Financial Officer

/s/ Jeffrey W. Basch Jeffrey W. Basch	Vice President and Chief Accounting Officer

* Milton N. Allen	Director

* B. Charles Ames	Director

* Charles A. Davis	Director

* Stephen R. Hardis	Director

* Bernadine P. Healy	Director

* Jeffrey D. Kelly	Director

* Philip A. Laskawy	Director

* Norman S. Matthews	Director

* Donald B. Shackelford	Director

*	Charles E. Jarrett, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed as an exhibit to this Registration Statement.

/s/ Charles E. Jarrett

Charles E. Jarrett, Attorney-In-Fact

EXHIBIT INDEX

If Incorporated By
Reference, Document
with which Exhibit
Exhibit No. Under			was previously filed
Reg. S-K, Item 601	Form S-8 Exhibit No.	Description	with SEC

(4)	4(a)	The Progressive Corporation 2003 Directors Equity Incentive Plan	Attached

(4)	4(b)	Form of Restricted Stock Award Agreement	Attached

(4)	4(c)	Amended Articles of	Registration
		Incorporation, as amended, of the Registrant	Statement No. 333-104646 (filed with the SEC on April 21, 2003; see Exhibit 4(d) therein)

(4)	4(d)	Code of Regulations of the Registrant	Registration Statement No. 333-104646 (filed with the SEC on April 21, 2003; see Exhibit 4(e) therein)

(5)	5	Opinion of Baker & Hostetler LLP	Attached

(23)	23(a)	Consent of PricewaterhouseCoopers L.L.P., Independent Accountants	Attached

(23)	23(b)	Consent of Baker & Hostetler LLP	Included in Exhibit 5

(24)	24(a)	Powers of Attorney	Attached

(24)	24(b)	Resolutions of the Board of Directors of the Registrant as to Power of Attorney, certified by Secretary of the Registrant	Attached